Exhibit 107

Calculation of Filing Fee Tables (1)

Form S-8
(Form Type)

Reunion Neuroscience Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered(2)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value to be issued pursuant to the Equity Compensation Plan	457(c)	1,746,777	$1.51	$2,637,633.27	$0.0001102	$290.67
Fees Previously Paid	—	—	—	—	—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$2,637,633.27		$290.67
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$290.67

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares, no par value (the “Common Shares”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Shares.
(2)	Calculated pursuant to Rule 457(c) of the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low selling prices of the Common Shares on November 14, 2022, as reported on the Nasdaq Global Select Market, under the symbol “REUN”.